Exhibit 99.1

Sunrise Announces Update on SEC Investigation

MCLEAN, Va., May 29 /PRNewswire-FirstCall/ -- Sunrise Senior Living, Inc. (NYSE: SRZ), today announced that on May 25, 2007 it was advised by the staff of the Securities and Exchange Commission (the “SEC”) that the SEC has commenced a formal investigation. Sunrise previously announced on December 11, 2006 that it had received a request from the SEC for information about insider stock sales, timing of stock option grants and matters relating to Sunrise’s historical accounting practices that had been raised in media reports in the latter part of November 2006 following receipt of a letter by Sunrise from Service Employees International Union. Sunrise has fully cooperated, and intends to continue to fully cooperate, with the SEC.

About Sunrise

Sunrise Senior Living, a McLean, Va. - based company, employs approximately 40,000 people. As of March 31, 2007, Sunrise operated 444 communities in the United States, Canada, Germany and the United Kingdom, with a combined capacity for more than 52,000 residents. At quarter end, Sunrise also had 42 communities under construction in these countries with a combined capacity for more than 6,300 additional residents. Sunrise offers a full range of personalized senior living services, including independent living, assisted living, care for individuals with Alzheimer's and other forms of memory loss, as well as nursing, rehabilitative and hospice care. Sunrise's senior living services are delivered by staff trained to encourage the independence, preserve the dignity, enable freedom of choice and protect the privacy of residents. To learn more about Sunrise, please visit http://www.sunriseseniorliving.com.

SOURCE Sunrise Senior Living, Inc.

CONTACT: Lisa Mayr, Vice President, Investor Relations and Capital Markets of Sunrise Senior Living, Inc., +1-703-744-1787